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                                                                   EXHIBIT 2.2


                            SUPPLEMENTAL AGREEMENT
                                 RELATING TO
                     PHASE II ENVIRONMENTAL INVESTIGATION


        ALAMAC SUB HOLDINGS INC., a Delaware corporation, AIH INC., a Delaware corporation, WESTPOINT STEVENS INC., a Delaware corporation ("WSP"), and DYERSBURG CORPORATION, a Tennessee corporation ("Dyersburg"), having entered into that certain Stock Purchase Agreement dated the date hereof among them, and ALAMAC KNIT FABRICS, INC., a Delaware corporation ("Alamac"), do hereby agree as follows:

        1. The Phase II investigation referred to in Section 10.5(a) of that Stock Purchase Agreement shall consist of the investigations described on Exhibit A attached hereto and incorporated herein. Dyersburg and its consultants and contractors, including Trigon, shall perform the Phase II investigation in compliance with (a) all applicable Environmental Laws (as defined in the Stock Purchase Agreement) and (b) the standards normally followed by those performing work of the type performed hereunder in the same or similar locality of each Plant and shall use commercially reasonable efforts to neither disrupt current operations or impair the integrity of any on-site structure; and Dyersburg shall ensure that the consultant performing the work provides qualified personnel and adequate personnel, equipment, and material to perform the Phase II investigation, which equipment and materials will be maintained in good working order throughout the performance of the investigation.

        2. All wells installed pursuant to that Phase II investigation shall be the property of, and closed by, Alamac. Dyersburg, however, shall pay the cost of installing and closing these wells; provided that Dyersburg shall not be obligated to pay the cost of closing any well that Alamac desires not be closed for longer than one year after the date hereof.

        3. If the results of any of the Phase II investigations indicate that additional investigation is warranted to better delineate the magnitude of an identified environmental liability, then Dyersburg may proceed with that additional investigation subject to the approval of WPS, which approval shall not be unreasonably delayed or withheld.

        4. Dyersburg shall hold harmless and defend Alamac, its parent, affiliates, and their officers, directors, employees, agents, and invitees from and against any all losses, liabilities, and costs (including but not limited to reasonable attorney's fees) which Alamac may incur, become responsible for or be required to pay out as a result of death or bodily injury to any person, or destruction or damage to any property to the extent caused by any negligent act or omission of Dyersburg or its contractor or their employees or agents, in the performance of this Agreement.

        5. Dyersburg shall ensure that Trigon has secured and maintains throughout the full period of this Agreement, insurance sufficient in the judgment of the parties to protect

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           it adequately from claims under applicable Workers' Compensation Act and from claims for bodily injury, death or property damage as may arise from the performance of the Phase II Investigation. Dyersburg shall cause Trigon to file certification of such insurance coverage with Alamac.

        6. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of July 15, 1997.

                                        ALAMAC SUB HOLDINGS INC.

                                        By: /s/ Morgan M. Schuessler
                                            ------------------------
                                            Name:  Morgan M. Schuessler
                                            Title: President

                                        AIH INC.

                                        By: /s/ Morgan M. Schuessler
                                            ------------------------
                                            Name:  Morgan M. Schuessler
                                            Title: President

                                        WESTPOINT STEVENS INC.

                                        By: /s/ Morgan M. Schuessler
                                            ------------------------
                                            Name:  Morgan M. Schuessler
                                            Title: Exec. V.P. - Finance & CFO

                                        DYERSBURG CORPORATION

                                        By: /s/ T. Eugene McBride
                                            ------------------------
                                            Name:  T. Eugene McBride
                                            Title: President/CEO

                                        ALAMAC KNIT FABRICS, INC.

                                        By: /s/ Morgan M. Schuessler
                                            ------------------------
                                            Name:  Morgan M. Schuessler
                                            Title: Vice President & Treasurer






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                                  EXHIBIT A
                                      to
                            Supplemental Agreement


Lumberton Plant

1. Perchloroethylene storage area and dry cleaning operations - 2 groundwater monitoring wells with chemical analysis for volatile organic compounds.

2. Septic system associated with US Chemical building - 1 groundwater monitoring well with groundwater analysis for volatile and semi-volatile
    (BNA) organic compounds.

3. The former solid waste disposal pit (pond/dumping ares) - 2 groundwater monitoring wells with chemical analysis for volatile and semi-volatile
    (BNA) organic compounds.

4. Wastewater aeration pond/operations - 1 groundwater monitoring well constructed with a groundwater sample analyzed for volatile and semi-volatile (BNA) organic compounds.

Hamilton Plant

    1. In an effort to evaluate previously reported chlorinated solvent impact to groundwater monitoring well MW-9, it is anticipated that 2 groundwater monitoring wells will be constructed and sampled at this location along with sampling existing groundwater monitoring well MW-9. Groundwater samples will be analyzed for volatile organic compounds.

    2. One groundwater monitoring well will be constructed adjacent to the earthen pond formerly used to store aeration basin liquids and solids and the existing aeration basin. Groundwater samples will be retrieved with analysis for volatile organic compounds and semi-volatile (BNA) compounds.

Elizabethtown Plant

    1. The waste solvent storage area - 1 groundwater monitoring well will be constructed with a groundwater sample retrieved for analysis of volatile organic compounds.


    2. The wastewater treatment aeration pond - 1 groundwater monitoring well will be constructed with a groundwater sample being retrieved for analysis of volatile organic and semi-volatile (BNA) compounds.


    3. Two surface water samples will be retrieved, one above the Cogentrix facility and one below the Cogentrix facility along the drainage feature for analysis of volatile organic compounds.